Exhibit 99.1

Media Inquiries:
Ron Sinclair	David Coburn
American Tire Distributors	Luquire George Andrews, Inc.
(704) 992-2000	(704) 552-6565
rsinclair@atd-us.com	coburn@lgapr.com

AMERICAN TIRE DISTRIBUTORS, INC. EXPANDS ITS PRESENCE IN CANADA

CHARLOTTE, N.C. (March 28, 2013) – American Tire Distributors Holdings Inc. (“ATD”) announced today that an agreement has been reached whereby TriCan Tire Distributors Inc. (“TriCan”), its wholly owned subsidiary, entered into an agreement to purchase all outstanding shares of Regional Tire Distributors Inc. (“RTD Ontario”). ATD expects the transaction to close by the end of April 2013. The acquisition will significantly expand ATD’s presence in the Ontario and Atlantic Provinces of Canada. ATD entered the Canadian market in November 2012 by purchasing TriCan.

RTD Ontario operates five distribution centers in Ontario and four distribution centers in the Atlantic Provinces. The company has grown from two distribution centers in 2008 to its nine distribution centers today. RTD Ontario services approximately 3,100 customers and is based in Burlington, Ontario.

“RTD Ontario has built a very strong presence in the eastern provinces in which they operate,” said William “Bill” Berry, President and Chief Executive Officer of American Tire Distributors. “These nine distribution centers will complement the current TriCan operation, which has a leading market position across the Prairie Provinces and in British Columbia.”

Following the close of the acquisition, ATD will continue to run its Canadian operation as a standalone business unit. Mike Kustra, currently President of RTD Ontario, will assume the role of President over the combined RTD/TriCan operation. Chris Fletcher, currently President of TriCan Tire Distributors, will assume the role of Non-executive Chairman of the combined operation.

ATD and its subsidiaries plan to begin expanding their Canadian distribution centers in 2013 to support a broader product screen offering to customers. ATD and its subsidiaries also plan to add several new distribution centers across Canada by opening Greenfield locations and potentially acquiring other Canadian distributors.

About American Tire Distributors

American Tire Distributors is one of the largest independent suppliers of tires to the replacement tire market. It operates 123 distribution centers, including 15 distribution centers in Canada, serving approximately 70,000 customers across the U.S. and Canada. The company offers an unsurpassed breadth and depth of inventory, frequent delivery and value-added services to tire and automotive service customers. American Tire Distributors employs approximately 3,500 employees across its distribution center network, including approximately 200 employees in Canada.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements relating to our business and financial outlook. These forward-looking statements are not guarantees of future performance or the occurrence of future events, and are based on our current estimates, assumptions, expectations, forecasts and projections. Many factors could cause actual results to differ materially from those indicated.

# # #